UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

HF Foods Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	81-2717873
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
6325 South Rainbow Boulevard, Suite 420
Las Vegas, Nevada 89118
(Address of principal executive offices including zip code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates:
Not applicable
Securities to be registered pursuant to Section 12(g) of the Act:
None

Explanatory Note
This Amendment No. 2 to Form 8-A is being filed solely to correct a technical error with the filing of Amendment No. 1 to Form 8-A, filed with the Securities and Exchange Commission (the “SEC”) on April 11, 2024 (“Amendment No. 1”). Due to this technical error, Exhibit 4.2 to Amendment No. 1 appears in the SEC’s Edgar system without the body of Amendment No. 1 itself. Accordingly, the only change to Amendment No. 1 made in this Amendment No. 2 is the insertion of this first paragraph to the explanatory note, and this Amendment No. 2 does not otherwise modify or update disclosures presented in Amendment No. 1 or in Exhibit 4.2 thereto.
This Amendment No. 1 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the Form 8-A filed by the registrant with the Securities and Exchange Commission (the “SEC”) on April 12, 2023 (the “Form 8-A”).
Items 1 and 2 of the Form 8-A are hereby amended and supplemented as follows:

Item 1. Description of Registrant’s Securities to be Registered
On April 11, 2024, HF Foods Group Inc., a Delaware corporation (the “Company”), entered into Amendment No. 1 (the “Amendment”) to the Preferred Stock Rights Agreement (the “Rights Agreement”), dated as of April 11, 2023, between the Company and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), as rights agent, to extend the Final Expiration Date (as such term is defined in the Rights Agreement) from April 11, 2024 to April 11, 2025.
The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2. Exhibits
Item 2 of the Form 8-A is hereby amended and supplemented as follows:

3.1
Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed on April 12, 2023).

4.1
Preferred Stock Rights Agreement, dated as of April 11, 2023, by and between HF Foods Group Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed on April 12, 2023).

4.2
Amendment to Preferred Stock Rights Agreement, dated as of April 11, 2024, by and between HF Foods Group Inc. and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), as rights agent.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 11, 2024		HF FOODS GROUP INC.

	By:	/s/ Xiao Mou Zhang
By: Xiao Mou Zhang Title: Chief Executive Officer